Exhibit 8

Asian Infrastructure Investment Bank

Condensed Financial Statements (Unaudited)

for the Three Months Ended March 31, 2025

Contents

Financial Statements

Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-47
A. General Information	5
B. Accounting Policies	5-6
C. Disclosure Notes	7-31
D. Financial Risk Management	32-42
E. Fair Value Disclosures	43-47

I

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the three months ended March 31, 2025

In thousands of US Dollars	Note	For the three months ended March 31, 2025 (unaudited)	For the three months ended March 31, 2024 (unaudited)
Interest income	C1	517,533	533,609
Interest expense	C1	(299,986)	(268,463)
Net interest income		217,547	265,146
Net fee and commission income	C2	10,388	8,984
Net gain on financial instruments measured at fair value and foreign exchange	C3	176,483	93,083
Net loss on financial instruments measured at amortized cost	C9	(4,601)	(161)
Impairment provision	C4	(1,265)	37,308
General and administrative expenses	C5	(62,626)	(58,316)
Operating profit for the period		335,926	346,044
Accretion of paid-in capital receivables	C10	83	188
Net profit for the period		336,009	346,232
Other comprehensive loss Items will not be reclassified to profit or loss
Unrealized loss in fair-valued borrowings arising from changes in own credit risk	C12	(43,878)	(120,961)
Total comprehensive income		292,131	225,271
Attributable to:
Equity holders of the Bank		292,131	225,271

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at March 31, 2025

In thousands of US Dollars	Note	March 31, 2025 (unaudited)	Dec. 31, 2024 (audited)
Assets
Cash and cash equivalents	C6	2,330,529	1,922,539
Term deposits	C6	3,013,767	462,012
Treasury investments
Investments at fair value through profit or loss	C7	14,654,577	12,606,677
Debt securities, at amortized cost	C9	11,050,872	11,042,476
Investment operations
Loan investments, at amortized cost	C8	27,363,906	26,637,065
Debt securities, at amortized cost	C9	664,059	706,013
Investments at fair value through profit or loss	C7	2,183,321	1,932,264
Paid-in capital receivables	C10	215,787	234,336
Derivative assets	C13	731,848	832,061
Property and equipment		5,029	5,592
Intangible assets		6,531	6,776
Other assets	C11	796,730	728,631
Total assets		63,016,956	57,116,442
Liabilities
Borrowings	C12	38,660,436	32,953,799
Derivative liabilities	C13	926,709	1,175,585
Prepaid paid-in capital		474	669
Other liabilities	C14	678,652	528,854
Total liabilities		40,266,271	34,658,907
Members’ equity
Paid-in capital	C15	19,408,600	19,407,500
Reserves
Accretion of paid-in capital receivables		(416)	(418)
Unrealized loss in fair-valued borrowings arising from changes in own credit risk		(237,630)	(193,752)
Retained earnings		3,580,131	3,244,205
Total members’ equity		22,750,685	22,457,535
Total liabilities and members’ equity		63,016,956	57,116,442

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the three months ended March 31, 2025

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized loss in fair valued borrowings arising from changes in own credit risk	Retained earnings	Total member’s equity
Jan. 1, 2024		97,027,300	(77,621,900)	19,405,400	(994)	(51,740)	2,096,191	21,448,857
Capital subscription and contribution		-	-	-	-	-	-	-
Net profit for the period		-	-	-	-	-	346,232	346,232
Other comprehensive loss		-	-	-	-	(120,961)	-	(120,961)
Paid-in capital receivables - accretion effect		-	-	-	-	-	-	-
Transfer of accretion	C10	-	-	-	188	-	(188)	-
March 31, 2024 (unaudited)	C15	97,027,300	(77,621,900)	19,405,400	(806)	(172,701)	2,442,235	21,674,128
Jan. 1, 2025		97,037,800	(77,630,300)	19,407,500	(418)	(193,752)	3,244,205	22,457,535
Capital subscription and contribution		5,500	(4,400)	1,100	-	-	-	1,100
Net profit for the period		-	-	-	-	-	336,009	336,009
Other comprehensive loss		-	-	-	-	(43,878)	-	(43,878)
Paid-in capital receivables - accretion effect		-	-	-	(81)	-	-	(81)
Transfer of accretion	C10	-	-	-	83	-	(83)	-
March 31, 2025 (unaudited)	C15	97,043,300	(77,634,700)	19,408,600	(416)	(237,630)	3,580,131	22,750,685

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the three months ended March 31, 2025

In thousands of US Dollars	Note	For the three months ended March 31, 2025 (unaudited)	For the three months ended March 31, 2024 (unaudited)
Cash flows from operating activities
Net profit for the period		336,009	346,232
Adjustments for:
Interest income from term deposits		(24,743)	(35,141)
Interest expense for borrowings	C12	295,551	255,475
Interest expense for leasing	C1	4	8
Issuance cost for borrowings	C5	4,556	6,876
Accretion of paid-in capital receivables	C10	(83)	(188)
Net loss/(gain) on financial instruments measured at fair value through profit or loss		89,726	(137,909)
Impairment provision charge/(release)	C4	1,265	(37,308)
Depreciation and amortization		1,345	960
Increase in loan investments	C8	(732,566)	(1,238,419)
(Increase)/decrease in debt securities in investment operations portfolio		(60,507)	49,954
Net cash received from/(paid for) derivatives		79,784	(154,747)
Increase in other assets		(67,656)	(378,974)
Increase in other liabilities		149,975	315,158
Net cash from/(used in) operating activities		72,660	(1,008,023)
Cash flows from investing activities
Increase in investment with equity participation		(121,444)	(146,077)
Dividends received and return of capital contributions		22,171	15,198
Debt securities at amortized cost purchased in treasury investment portfolio		(20,610)	(1,522,800)
Debt securities at amortized cost matured, terminated or sold under treasury investment portfolio		12,390	10,061
Increase in other treasury investment		(1,780,736)	(576,553)
(Increase)/decrease in term deposits		(2,534,000)	1,030,000
Interest received from term deposits		6,988	42,062
Increase in intangible assets, property and equipment		(980)	(589)
Net cash used in investing activities		(4,416,221)	(1,148,698)
Cash flows from financing activities
Proceeds from borrowings, net	C12	6,211,563	8,180,904
Repayments of borrowings	C12	(1,095,613)	(1,420,594)
Interest payments on borrowings	C12	(383,741)	(268,985)
Capital contributions received	C10	19,451	19,390
Prepaid paid-in capital received		4	274
Lease payments		(113)	-
Net cash from financing activities		4,751,551	6,510,989
Net cash increase in cash and cash equivalents		407,990	4,354,268
Cash and cash equivalents at beginning of period		1,922,539	1,839,122
Cash and cash equivalents at end of period	C6	2,330,529	6,193,390

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at March 31, 2025, the Bank’s total approved membership is 110 of which 100 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

The Bank’s first overseas office, an Interim Operational Hub (the “Hub”), was established in Abu Dhabi, the United Arab Emirates, upon the government of the United Arab Emirates (the “UAE”) and the Bank signing an agreement regarding the establishment of an office in the UAE on April 19, 2023. The Hub provides proximity to global financial centers and connectivity with the international infrastructure ecosystem which is important in maintaining AIIB’s growth momentum.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the three months ended March 31, 2025 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”): IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2024.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2024.

The preparation of financial statements in conformity with IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

B2	New accounting pronouncements

In April 2024, the IASB issued IFRS 18 Presentation and Disclosure in Financial Statements, effective for annual reporting periods beginning on or after Jan.1, 2027. The new standard aims to give users of financial statements more transparent and comparable information about an entity’s financial performance. The Bank is undertaking assessments of the potential impact of the new standard and amendments to the standards.

In addition to IFRS 18, the IASB issued amendments to IFRS 9 Financial Instruments and IFRS 7 Financial Instruments: Disclosures in May 2024, effective for annual reporting periods beginning on, or after, Jan.1, 2026. The amendments provide further clarification regarding the classification and measurement of financial assets and liabilities. The Bank does not expect these amendments to have a material impact on its operations or financial statements.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2024, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Changes in Equity and the Condensed Statement of Cash Flows are from Jan. 1, 2024 to March 31, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expenses

	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Interest income
Loan investments (1)	354,914	370,432
Cash, cash equivalents, and deposits	48,274	85,320
Debt securities	114,191	77,857
Reverse repurchase agreements	154	-
Total interest income	517,533	533,609
Interest expense
Borrowings (2)	(299,982)	(268,455)
Lease	(4)	(8)
Total interest expense	(299,986)	(268,463)
Net interest income	217,547	265,146

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2) Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. Please refer to Note C13 Derivatives for details.

C2	Net fee and commission income

	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Loan and guarantee fees	10,637	9,370
MCDF administration fee (1)	536	589
Special Funds administration fee	247	163
Total fee and commission income	11,420	10,122
Cofinancing service fee	(1,032)	(1,138)
Total fee and commission expense	(1,032)	(1,138)
Net fee and commission income	10,388	8,984

(1) According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator of the MCDF Finance Facility, the Bank provides administrative and financial services to the MCDF Finance Facility, including hosting of the secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value and foreign exchange

	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Money Market Funds (Note C6)	13,689	36,946
Investments at fair value through profit or loss (Note C7)	312,271	16,280
Borrowings (Note C12)	(630,443)	426,505
Derivatives (Note C13):
- Borrowings associated	550,711	(616,275)
- Investments operations associated	(243,198)	70,394
- Treasury investments associated	(79,066)	241,005
Net (loss)/gain on financial instruments measured at fair value through profit or loss	(76,036)	174,855
Net foreign exchange gain/(loss)	252,519	(81,772)
Total	176,483	93,083

The Bank uses derivatives to hedge net foreign currency exposures. Therefore, the net foreign exchange gains or losses arising from non-USD monetary items can be partially offset by the net gains or losses derived from derivative instruments.

C4	Impairment provision

	For the three months ended March 31, 2025	For the three months ended March 31, 2024
- Loan investments (Note C8)	5,694	(37,264)
- Debt Securities (Note C9)	(4,393)	34
- Guarantees	(36)	(78)
Total impairment provision	1,265	(37,308)

C5	General and administrative expenses

	For the three months ended March 31, 2025	For the three months ended March 31, 2024
Staff costs	36,073	30,818
Professional service expenses	9,323	7,899
IT services	4,898	5,041
Issuance cost for borrowings	4,556	6,876
Facilities and administration expenses	3,141	3,404
Travel expenses	2,279	2,005
Others	2,356	2,273
Total general and administrative expenses	62,626	58,316

Refer to Note C19 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalent, and deposits with banks

	March 31, 2025	Dec. 31, 2024
Cash	-	-
Deposits with banks
- Demand deposits (1)	49,503	46,843
- Term deposits with initial maturity of three months or less	1,792,113	1,557,222
Money Market Funds (2)	488,913	318,474
Total cash and cash equivalents	2,330,529	1,922,539
Add: term deposits with initial maturity more than three months (3)	3,013,767	462,012
Total cash, cash equivalents, and deposits with banks	5,344,296	2,384,551

(1)	USD14.84 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2024: USD27.51 million).

(2)	Money Market Funds

	For the three months ended March 31, 2025	For the year ended Dec. 31, 2024
As at beginning of year	318,474	1,150,086
Additions	5,666,400	22,317,336
Disposals	(5,509,650)	(23,230,751)
Total Money Market Funds	488,913	318,474

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at March 31, 2025, USD3.01 billion of term deposits have remaining maturity within 12 months (Dec. 31, 2024: USD0.46 billion).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C7	Investments at fair value through profit or loss

	For the three months ended March 31, 2025	For the year ended Dec. 31, 2024
As at the beginning of period/year	14,538,941	16,635,658
Investment, net	2,003,229	(2,526,831)
Return of capital contributions	(16,543)	(95,600)
Net gain of investments	312,271	525,714
Total investments at fair value through profit or loss	16,837,898	14,538,941

Analysis of investments at fair value through profit or loss:

	March 31, 2025	Dec. 31, 2024
Treasury investments
External Managers Program (a)	4,567,277	4,456,279
Debt securities (b)	10,087,300	8,150,398
Subtotal	14,654,577	12,606,677
Investment operations
Investment operations fixed income portfolio and debt securities (c)	810,692	676,804
Investment with equity participation (d)	1,372,629	1,255,460
Subtotal	2,183,321	1,932,264
Total investments at fair value through profit or loss	16,837,898	14,538,941

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale.

(b)

The Bank invests mainly in debt securities of high credit quality, such as bonds, certificates of deposit and commercial papers, which are mostly actively managed within treasury investment portfolio. The debt securities are measured at fair value through profit or loss. Separately, the Bank also invests in securities for infrastructure and development purposes in its investment operations portfolio.

(c)

The Bank has engaged an external asset manager to invest in a fixed-income portfolio, which is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. Separately, the Bank also invests in securities for infrastructure and development purposes in its investment operations portfolio.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(d)	The Bank holds investments with equity participation which includes limited partnership funds (“LP Funds”), trust, venture capital associates and others.

LP Funds are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner.

As at March 31, 2025, the Bank held USD125.75 million investments in venture capital associates (Dec. 31, 2024: USD124.54 million). For the three months ended March 31, 2025, these investments recorded a fair value gain of USD2.48 million, which is included in Note C3 (for the three months ended March 31, 2024, USD1.70 million share of gain on investment in associate was presented separately in the financial statement). From June 2024 onwards, the Bank applied the exemption from adopting the equity method under IAS 28 for the investments in the venture capital associates, and elected to measure these investments held by the independent and centralized function of the Bank at fair value through profit or loss in accordance with IFRS 9. Therefore, “investment in associate” does not have a separate corresponding item in the Statement of Financial Position as of March 31, 2025.

Please refer to Note C19 Related party transactions for the transactions with venture capital associates.

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	March 31, 2025	Dec. 31, 2024
Gross carrying amount	27,567,908	26,835,342
ECL allowance	(204,002)	(198,277)
Net carrying amount	27,363,906	26,637,065

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at March 31, 2025, USD19,250.8 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2024: USD18,687.9 million).

As at March 31, 2025, USD1,939.2 million of the total carrying amount matures within 12 months (Dec. 31, 2024: USD1,823.0 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at March 31, 2025. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	March 31, 2025	Dec. 31, 2024
Loan investments, gross carrying amount	27,567,908	26,835,342
Loan commitments	13,196,290	13,005,442

	40,764,198	39,840,784
Total ECL allowance (a)	(204,406)	(198,712)

	40,559,792	39,642,072

(a)	As at March 31, 2025, the total ECL allowance related to loan commitments is USD0.40 million (Dec. 31, 2024: USD0.44 million), and is presented as a provision in Note C14.

For the three months ended March 31, 2025, the impairment provision charged on loan investments and loan commitments were USD5.69 million (impairment provision released for the three months ended March 31, 2024: USD37.26 million), as disclosed in Note C4.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Debt securities at amortized cost

	March 31, 2025	Dec. 31, 2024
Treasury investments
Externally managed fixed income portfolio	401,271	413,661
Internally managed fixed income portfolio	10,652,233	10,631,623
ECL allowance for treasury investments	(2,632)	(2,808)
Subtotal	11,050,872	11,042,476
Investment operations
Investment operations bond portfolios (c)	676,014	722,185
ECL allowance for investment operations	(11,955)	(16,172)
Subtotal	664,059	706,013
Net carrying amount	11,714,931	11,748,489

(a)

The Bank engaged an external asset manager to invest in a treasury investment portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(b)

The Bank has an internally managed treasury investment portfolio of high credit quality debt securities. The portfolio adopts a hold-to-maturity business strategy. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has invested in a fixed income debt securities investment portfolio which comprises Asian infrastructure-related bonds and other investments of debt securities through private placements. The debt securities are initially recognized at fair value and subsequently measured at amortized cost.

For the three months ended March 31, 2025, USD4.6 million net investment loss was recognized as a result of disposal of certain debt securities in the portfolios (for the three months ended March 31, 2024: USD0.16 million).

Debt securities at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. As at March 31, 2025, ECL allowances of USD11.96 million and USD2.63 million have been provided respectively to debt securities in investment operations and treasury investment portfolio (Dec. 31, 2024: USD16.17 million and USD2.81 million respectively).

As at March 31, 2025, USD2,882.01 million of the gross carrying amount matures within 12 months (Dec. 31, 2024: USD2,858.41 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C15) are due in five installments, with the exception of members considered as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the three months ended March 31, 2025, a total discount of USD0.08 million (for the three months ended March 31, 2024: none) has been debited to the reserve. An amount of USD0.08 million (for the three months ended March 31, 2024:USD0.19 million) has been accreted through income in the current year.

As at March 31, 2025, overdue contractual undiscounted paid-in capital receivables amounted to USD205.34 million (Dec. 31, 2024: USD218.35 million) (Note C15) are not considered impaired. Of this amount, USD0.14 million has been collected by the date of publication of the financial statements for the three months ended March 31, 2025.

As at March 31, 2025, USD213.74 million (Dec. 31, 2024: USD226.77 million) of the paid-in capital balance is due within 12 months.

	For the three months ended March 31, 2025	For the year ended Dec. 31, 2024
As at the beginning of period/year	234,336	262,637
Paid-in capital receivables originated	1,019	2,010
Contributions received	(19,451)	(30,777)
Transfer from prepaid paid-in capital to contribution	(200)	(200)
Accretion to profit or loss	83	666
Total paid-in capital receivable	215,787	234,336

C11	Other assets

	March 31, 2025	Dec. 31, 2024
Cash collateral receivable (Note C13)	543,753	614,349
Receivable for unsettled trades	221,248	100,918
Reverse repurchase agreements	20,329	-
Prepayments	9,022	8,729
Receivable for Special Funds and MCDF administration fees	1,314	2,756
Others	1,064	1,879
Total other assets	796,730	728,631

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings

	March 31, 2025	Dec. 31, 2024
Borrowings carried at fair value	36,058,432	31,597,860
Borrowings carried at amortized cost	2,602,004	1,355,939
Total borrowings	38,660,436	32,953,799

The Bank raises funds through various markets to support its operations and enhance the presence in the key capital markets which provide the Bank with cost-efficient funding levels. The Bank’s debt issuance programs include the SEC-registered Shelf, Global Medium-Term Notes Programme, Australian Dollar and New Zealand Dollar Debt Issuance Programme, Renminbi Bond Issuance Program, and Euro Commercial Paper Programme (the “ECP”). Among these funding sources, the SEC-registered fixed-rate global notes have been the primary program of the Bank’s borrowing activities. These funding initiatives have enabled the Bank to access diverse sources of capital and strengthen its financial position.

The following table sets out the details of the outstanding amount by denominated currency.

Denominated currency	March 31, 2025	Dec. 31, 2024
USD	22,781,235	19,669,284
GBP	4,919,738	4,081,553
EUR	3,250,020	2,875,429
CNY	3,016,797	2,696,075
AUD	1,272,872	931,979
INR	1,241,774	1,070,727
HKD	1,128,806	760,550
CHF	357,090	244,061
MXN	194,385	120,519
Others	497,719	503,622
Total	38,660,436	32,953,799

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss. The designation significantly reduces accounting mismatches that would otherwise arise if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings is calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes and ECP are carried at amortized cost with interest expenses recognized under the effective interest rate method.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C12	Borrowings (Continued)

The fair value changes for financial liabilities that are designated as at fair value through profit or loss that are attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the three months ended March 31, 2025, the fair value loss attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD43.88 million (for the three months ended March 31, 2024: fair value loss of USD120.96 million).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes.

	For the three months ended March 31, 2025	For the year ended Dec. 31, 2024
As at beginning of period/year	32,953,799	30,528,131
Changes arising from cash flows
- Proceeds from borrowings, net	6,211,563	14,047,018
- Repayment of borrowings	(1,095,613)	(11,655,017)
- Interest payments	(383,741)	(1,071,831)
- Issuance cost for borrowings	4,556	9,047
Non-cash changes
- Accrued interest	295,551	1,149,257
- Changes in fair value included in the other comprehensive income	43,878	142,012
- Changes in fair values included in profit or loss (Note C3)	630,443	(194,818)
Total borrowings	38,660,436	32,953,799

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives

As at March 31, 2025, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at March 31, 2025 and Dec. 31, 2024. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at March 31, 2025
	Contractual notional amount	Fair value
		Assets	Liabilities
Derivatives
Interest rate swaps	32,037,158	165,959	242,535
Cross currency swaps	23,476,097	517,961	673,151
FX forwards	3,185,733	47,928	11,023
Total derivatives	58,698,988	731,848	926,709

	As at Dec. 31, 2024
	Contractual notional amount	Fair value
		Assets	Liabilities
Derivatives
Interest rate swaps	29,233,488	186,848	365,326
Cross currency swaps	21,170,690	573,143	800,848
FX forwards	2,202,738	72,070	9,411
Total derivatives	52,606,916	832,061	1,175,585

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at March 31, 2025 and Dec. 31, 2024.

	As at March 31, 2025
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Total Derivatives
Interest rate swaps	(131,422)	(59,005)	24,973	104,946	(2,423)	(62,931)
Gross settling cross currency swaps - inflow	255,297	803,867	3,997,192	17,460,625	5,255,237	27,772,218
Gross settling cross currency swaps - outflow	(284,855)	(783,968)	(4,039,431)	(17,177,016)	(5,051,423)	(27,336,693)
Gross settling FX forwards - inflow	938,994	1,293,435	956,214	-	-	3,188,643
Gross settling FX forwards - outflow	(929,804)	(1,276,683)	(938,077)	-	-	(3,144,564)
Total derivatives	(151,790)	(22,354)	871	388,555	201,391	416,673

	As at Dec. 31, 2024
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Total Derivatives
Interest rate swaps	(4,530)	21,557	(254,470)	56,429	(1,519)	(182,533)
Gross settling cross currency swaps - inflow	418,330	424,420	4,273,174	15,688,201	3,926,744	24,730,869
Gross settling cross currency swaps - outflow	(407,752)	(425,956)	(4,328,376)	(15,440,357)	(3,843,978)	(24,446,419)
Gross settling FX forwards - inflow	548,271	754,050	816,476	-	-	2,118,797
Gross settling FX forwards - outflow	(534,221)	(736,215)	(775,191)	-	-	(2,045,627)
Total derivatives	20,098	37,856	(268,387)	304,273	81,247	175,087

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at March 31, 2025, the Bank has received cash collateral of USD252.91 million (Note C14) (Dec. 31, 2024: USD264.36 million) from the swap counterparties, and has paid cash collateral of USD543.75 million (Note C11) (Dec. 31, 2024: USD614.35 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at March 31, 2025 and Dec. 31, 2024.

The contractual notional amounts of the derivatives and carrying amount of the hedged financial instruments are as follows. The Bank’s risk exposures have been well hedged. Therefore, the profit and loss are effectively managed on a net basis.

	As at March 31, 2025		As at Dec. 31, 2024
	Contractual notional amount of derivative	Gross Carrying amount of hedged financial instruments	Contractual notional amount of derivative	Gross Carrying amount of hedged financial instruments
Borrowings related hedge	40,197,260	36,058,432	36,211,901	31,597,860
Loans related hedge	7,008,995	6,799,839	6,481,437	6,307,348
Debt securities related hedge in investment operations portfolio	549,125	654,334	617,847	585,619

Derivatives with notional amount of USD10,943.61 million are under the management of treasury investment portfolio (Dec. 31, 2024: USD9,295.73 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Other liabilities

	March 31, 2025	Dec. 31, 2024
Cash collateral payable (Note C13)	252,908	264,357
Payable for unsettled trades	338,518	120,698
Bank overdrafts	-	48,306
Deferred interest (Note C19)	39,008	39,087
Accrued expenses	26,029	35,187
Financial guarantee liabilities	10,411	10,997
Staff cost payable	8,621	6,929
Lease liability	372	481
Loan provision - ECL allowance (Note C8)	404	435
Others	2,381	2,377
Total other liabilities	678,652	528,854

C15	Share Capital

	March 31, 2025	Dec. 31, 2024
Authorized capital	100,000,000	100,000,000
- Allocated
- Subscribed	97,043,300	97,037,800
- Unsubscribed	968,700	974,200
- Unallocated	1,988,000	1,988,000
Total authorized capital	100,000,000	100,000,000
Subscribed capital	97,043,300	97,037,800
Less: callable capital	(77,634,700)	(77,630,300)
Paid-in capital	19,408,600	19,407,500
Paid-in capital comprises:
- amounts received	19,192,397	19,172,747
- amount due but not yet received	205,343	218,353
- amount not yet due	10,860	16,400
Total paid-in capital	19,408,600	19,407,500

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share Capital (Continued)

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital
Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Côte d’Ivoire	50	5,000	4,000	1,000
Denmark	3,695	369,500	295,600	73,900
Djibouti	5	500	400	100
EI Salvador	50	5,000	4,000	1,000
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900
Kenya	50	5,000	4,000	1,000
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Libya	526	52,600	42,100	10,500
Luxembourg	697	69,700	55,800	13,900

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Share capital (Continued)

Member	Total share	Subscribed capital	Callable capital	Paid-in capital
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nauru	5	500	400	100
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Papua New Guinea	50	5,000	4,000	1,000
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
South Africa	50	5,000	4,000	1,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Togo	50	5,000	4,000	1,000
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	970,433	97,043,300	77,634,700	19,408,600

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C17	Distributions

Retained earnings as at March 31, 2025 are USD3,580.13 million (Dec. 31, 2024: USD3,244.21 million). For the three months ended March 31, 2025, USD0.08 million (for the three months ended March 31, 2024: USD0.19 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C18	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

As at March 31, 2025, the Project Preparation Special Fund has aggregate contributions received amounted to USD128 million (Dec. 31, 2024: USD128 million). For the three months ended March 31, 2025, no fee was recognized as income (for the three months ended March 31, 2024: USD0.15 million) (Note C2).

The Special Fund Window for Less Developed Members (the “Special Fund Window”)

The Special Fund Window provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window is funded by the amounts transferred by the Bank from its Project Preparation Special Fund, and voluntary contributions from the Bank’s Members.

For the three months ended March 31, 2025, fees recognized as income amounted to USD0.01 million (for the three months ended March 31, 2024: none) (Note C2). As at March 31, 2025, there was USD0.62 million of administration fee receivable by the Bank (Dec. 31, 2024: USD0.61 million), and the interest rate buy-down balance for eligible sovereign-backed loans from Special Fund Window amounted to USD39.01 million (Dec. 31, 2024: USD39.09 million) (Note C14).

AIIB Project-Specific Window

On March 19, 2024, the Bank established the Project-Specific Window for the Bank to accept, manage, and disburse external grants for the co-financing of eligible projects in the Bank’s low- and middle-income members and small island members as defined in the Rules and Regulations of the AIIB Project-Specific Window.

The resource of the Project-Specific Window consists of contributions from eligible contributors to co-finance specific eligible projects approved by the contributors. Contributions received will be channeled and disbursed to the approved specific projects. The full cost of administration shall be charged to the Project-Specific Window.

As at March 31, 2025, there was USD0.16 million of administration fee receivable by the Bank (Dec. 31, 2024: none).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C18	Unconsolidated structured entities (Continued)

AIIB External Special funds

Special Fund resources received by AIIB in its role as implementing entity of multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the Global Infrastructure Facility Technical Partner (“GIF TP”) on June 23, 2021 after executing the Financial Procedures Agreement; the MCDF Implementing Partner (“MCDF IP”) on Aug. 9, 2021 after executing the Implementing Partner Agreement; and the Pandemic Prevention, Preparedness and Response Trust Fund Implementing Entity (“PPR IE”) on Feb. 10, 2023 after executing the Financial Procedures Agreement. Resources from the multilateral partnership facilities are administrated in separate External Special Funds.

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	March 31, 2025			Dec. 31, 2024
	PRC related entities	Key management personnel	Other related parties	PRC related entities	Key management personnel	Other related parties
Loan investments	1,672,637	-	-	1,525,013	-	-
LP Fund	72,375	-	-	71,798	-	-
Equity and debt security investments in/or related to venture capital associates	-	-	217,675	-	-	183,097
Other assets	-	-	778	-	-	611
Staff loan	-	59	-	-	13	-
Other liabilities	-	-	39,009	-	-	39,087

The income and expense items affected by transactions with related parties are as follows:

	For the three months ended			For the three months ended
	March 31, 2025			March 31, 2024
	PRC related entities	Key management personnel	Other related parties	PRC related entities	Key management personnel	Other related parties
Income from loan investments	17,167	-	-	18,806	-	-
Net (loss)/gain on LP Fund	697	-	-	(4,939)	-	-
Net gain on equity and debt security investments in/or related to venture capital associates	-	-	3,753	-	-	4,186
Income from staff loan	-	1	-	-	-	-
Income from Special Funds (Administration Fee)	-	-	167	-	-	155

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers PRC as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As at March 31, 2025 the Government of the PRC (the “Government”) owned approximately 30.69% of the paid-in capital of the Bank (Dec. 31, 2024 approximately 30.69%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, debt securities, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with PRC state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with the PRC related entities are as follow:

(1)	Loan investments

The Bank has loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total outstanding balance of USD221.73 million as at March 31, 2025 (Dec. 31, 2024: USD221.1 million). The Bank entered into the agreements with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank has sovereign-backed facilities to PRC with a total outstanding balance of USD1,450.91 million equivalent as at March 31, 2025 (Dec. 31, 2024: USD1,303.91 million). The Bank’s standard interest rate for sovereign-backed loans has been applied.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at March 31, 2025, the fair value of the Bank’s interest in the Fund is USD72.37 million (Dec. 31, 2024: USD71.80 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and debt security investments in/or related to associates

The fair value of the Bank’s interest in the investment in venture capital associates is USD125.75 million. As at March 31, 2025, the Bank holds USD91.93 million of infrastructure asset-backed securities issued by one associate.

(2)	Transactions with Special Funds

As at March 31, 2025, other assets include a receivable from Special Fund Window for the administration fee of USD0.62 million (Dec. 31, 2024: USD0.61 million), and a receivable from Project-Specific Window for the administration fee of USD0.16 million (Dec. 31, 2024: none).

As at March 31, 2025, other liabilities include the interest rate buy-down balance from Special Fund Window of USD39.01 million (Dec. 31, 2024: USD39.09 million).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer, and the Chief Economist.

For the three months ended March 31, 2025 and the three months ended March 31, 2024, other than loan granted to key management personnel as disclosed above, the Bank has no material transactions with key management personnel.

The compensation of key management personnel for the three months ended March 31, 2025 comprises short-term employee benefits of USD1.10 million (for the three months ended March 31, 2024: USD1.04 million) and defined contribution plans of USD0.22 million (for the three months ended March 31, 2024: USD0.21 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The table below illustrates the geographic distribution of the Bank’s loan and guarantee revenue by destination for the three months ended March 31, 2025, and March 31, 2024.

Loan and guarantee revenue comprises loan interest income, loan commitment fee, guarantee fees and other service fees.

	For the three months ended March 31, 2025			For the three months ended March 31, 2024
Region	Sovereign -backed loans and guarantees	Nonsovereign -backed loans	Total	Sovereign -backed loans and guarantees	Nonsovereign -backed loans	Total
Central Asia	30,415	5,298	35,713	31,851	4,596	36,447
Eastern Asia	18,234	3,680	21,914	19,828	3,402	23,230
Southeastern Asia	80,382	6,378	86,760	66,923	6,838	73,761
Southern Asia	127,321	6,392	133,713	137,033	6,671	143,704
Western Asia	48,743	16,215	64,958	59,827	19,719	79,546
Oceania	1,509	-	1,509	1,904	-	1,904
Other Regional	-	4,005	4,005	-	4,152	4,152
Total Regional	306,604	41,968	348,572	317,366	45,378	362,744
Total Non-Regional	12,256	4,723	16,979	12,920	4,138	17,058
Total	318,860	46,691	365,551	330,286	49,516	379,802

C21	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in its equity value and to maintain sufficient liquidity.

For further information, please refer to the accompanying notes D Financial Risk Management included in the Bank’s financial statements for the year ended Dec. 31, 2024.

D2	Credit and other investment risks

Credit quality analysis

Except for loan investments, debt securities and issued guarantee commitments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the debt securities at amortized cost, loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans exclusive of any received sovereign guarantees, with their respective ECL allowance balance as at March 31, 2025.

	March 31, 2025			Dec. 31, 2024
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	25,001,616	12,145,042	(47,124)	24,433,825	11,868,382	(63,078)
Nonsovereign-backed loans	2,566,292	1,051,248	(157,282)	2,401,517	1,137,060	(135,634)
Loan investments	27,567,908	13,196,290	(204,406)	26,835,342	13,005,442	(198,712)
Debt securities	11,729,518	-	(14,587)	11,767,469	-	(18,980)
Total	39,297,426	13,196,290	(218,993)	38,602,811	13,005,442	(217,692)

The maximum credit risk exposure of the issued financial guarantees as at March 31, 2025 is USD1,329.24 million (Dec. 31, 2024: USD1,343.73 million), with an associated ECL allowance of USD1.06 million (Dec 31, 2024: USD1.1 million). The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio

The geographical distribution by the destination of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and associated ECL is as follows:

	March 31, 2025			Dec. 31, 2024
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees(1)
Central Asia	3,720,905	50,700	3,771,605	3,670,967	50,099	3,721,066
Eastern Asia	2,996,348	-	2,996,348	2,929,068	-	2,929,068
Southeastern Asia	9,256,758	69,075	9,325,833	8,853,967	69,720	8,923,687
Southern Asia	14,644,925	355,212	15,000,137	14,159,500	757,041	14,916,541
Western Asia	5,033,954	-	5,033,954	4,796,682	-	4,796,682
Oceania	111,954	-	111,954	110,445	-	110,445
Total Regional	35,764,844	474,987	36,239,831	34,520,629	876,860	35,397,489
Total Non-Regional	2,236,071	-	2,236,071	2,248,448	-	2,248,448
Subtotal	38,000,915	474,987	38,475,902	36,769,077	876,860	37,645,937

	March 31, 2025			Dec. 31, 2024
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	1,105	2,434	3,539	1,459	2,395	3,854
Eastern Asia	396	-	396	393	-	393
Southeastern Asia	1,476	7,216	8,692	1,495	7,195	8,690
Southern Asia	19,020	9,631	28,651	18,405	26,270	44,675
Western Asia	3,797	-	3,797	3,614	-	3,614
Oceania	522	-	522	540	-	540
Total Regional	26,316	19,281	45,597	25,906	35,860	61,766
Total Non-Regional	2,590	-	2,590	2,412	-	2,412
Subtotal	28,906	19,281	48,187	28,318	35,860	64,178

(1)	The issued financial guarantees are classified as Stage 1.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	March 31, 2025				Dec. 31, 2024
Region	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
Central Asia	444,254	93,810	-	538,064	433,911	93,812	527,723
Eastern Asia	475,695	-	-	475,695	475,002	-	475,002
Southeastern Asia	463,491	-	-	463,491	479,076	-	479,076
Southern Asia	430,204	40,246	-	470,450	393,713	40,746	434,459
Western Asia	1,012,543	-	34,898	1,047,441	1,009,900	43,969	1,053,869
Other Regional	-	286,853	-	286,853	-	220,564	220,564
Total Regional	2,826,187	420,909	34,898	3,281,994	2,791,602	399,091	3,190,693
Total Non-Regional	238,490	97,056	-	335,546	243,377	104,506	347,883
Subtotal	3,064,677	517,965	34,898	3,617,540	3,034,979	503,597	3,538,576
Total	41,065,592	992,952	34,898	42,093,442	39,804,056	1,380,457	41,184,513

	March 31, 2025				Dec. 31, 2024
Region	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	513	12,686	-	13,199	471	13,013	13,484
Eastern Asia	1,347	-	-	1,347	1,293	-	1,293
Southeastern Asia	3,427	-	-	3,427	2,548	-	2,548
Southern Asia	1,600	4,733	-	6,333	2,166	4,501	6,667
Western Asia	6,710	-	2,551	9,261	6,583	4,119	10,702
Other Regional	-	109,023	-	109,023	-	86,141	86,141
Total Regional	13,597	126,442	2,551	142,590	13,061	107,774	120,835
Total Non-Regional	3,637	11,055	-	14,692	3,302	11,497	14,799
Subtotal	17,234	137,497	2,551	157,282	16,363	119,271	135,634
Total	46,140	156,778	2,551	205,469	44,681	155,131	199,812

(1)	A nonsovereign-backed loan was assessed as “credit impaired” and downgraded to Stage 3. As at March 31, 2025, USD2.6 million of ECL allowance has been provided for the loan.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

The sector distribution of the proceeds of the Bank’s projects for loan investments (gross carrying amount of loans and exposure of loan commitments), issued guarantee commitments and associated ECL is as follows:

	March 31, 2025			Dec. 31, 2024
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans and guarantees
CRF(1)-Economic Resilience/PBF(2)	11,642,434	-	11,642,434	11,488,734	-	11,488,734
CRF-Finance/Liquidity	727,679	50,700	778,379	634,914	170,213	805,127
CRF-Public Health	3,211,053	-	3,211,053	3,217,801	-	3,217,801
Education Infrastructure	252,006	-	252,006	249,841	-	249,841
Energy	4,598,795	295,748	4,894,543	4,593,591	293,322	4,886,913
Transport	7,941,619	128,539	8,070,158	7,552,870	213,023	7,765,893
Urban	2,117,589	-	2,117,589	1,602,243	200,302	1,802,545
Water	3,855,924	-	3,855,924	3,823,313	-	3,823,313
Health Infrastructure	1,045,074	-	1,045,074	1,007,497	-	1,007,497
Multi-sector	2,089,693	-	2,089,693	2,098,414	-	2,098,414
Others	519,049	-	519,049	499,859	-	499,859
Subtotal	38,000,915	474,987	38,475,902	36,769,077	876,860	37,645,937

	March 31, 2025			Dec. 31, 2024
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
CRF-Economic Resilience/PBF	15,151	-	15,151	14,111	-	14,111
CRF-Finance/Liquidity	1,694	2,434	4,128	1,831	3,158	4,989
CRF-Public Health	1,247	-	1,247	1,206	-	1,206
Education Infrastructure	25	-	25	13	-	13
Energy	2,646	8,111	10,757	2,883	7,886	10,769
Transport	1,201	8,736	9,937	955	13,076	14,031
Urban	1,437	-	1,437	813	11,740	12,553
Water	1,539	-	1,539	1,674	-	1,674
Health Infrastructure	17	-	17	16	-	16
Multi-sector	2,082	-	2,082	2,358	-	2,358
Others	1,867	-	1,867	2,458	-	2,458
Subtotal	28,906	19,281	48,187	28,318	35,860	64,178

(1)	Crisis Recovery Facility (CRF) supported AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.

(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk in investment operations portfolio (Continued)

	March 31, 2025				Dec. 31, 2024
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Total
Nonsovereign-backed loans
CRF-Finance/Liquidity	342,298	286,853	-	629,151	355,018	220,564	575,582
CRF-Public Health	99,691	-	-	99,691	99,502	-	99,502
Digital Infrastructure and Technology	134,791	-	-	134,791	140,755	-	140,755
Energy	1,089,752	231,112	34,898	1,355,762	1,041,654	283,033	1,324,687
Multi-sector	341,016	-	-	341,016	347,662	-	347,662
Transport	586,035	-	-	586,035	583,374	-	583,374
Urban	279,818	-	-	279,818	278,666	-	278,666
Education Infrastructure	79,402	-	-	79,402	78,769	-	78,769
Health Infrastructure	111,874	-	-	111,874	109,579	-	109,579
Subtotal	3,064,677	517,965	34,898	3,617,540	3,034,979	503,597	3,538,576
Total	41,065,592	992,952	34,898	42,093,442	39,804,056	1,380,457	41,184,513

	March 31, 2025				Dec. 31, 2024
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Total
ECL allowance
CRF-Finance/Liquidity	1,491	109,023	-	110,514	1,842	86,141	87,983
CRF-Public Health	394	-	-	394	361	-	361
Digital Infrastructure and Technology	310	-	-	310	330	-	330
Energy	4,635	28,474	2,551	35,660	4,661	33,130	37,791
Multi-sector	1,843	-	-	1,843	1,989	-	1,989
Transport	6,745	-	-	6,745	5,760	-	5,760
Urban	1,765	-	-	1,765	1,381	-	1,381
Education Infrastructure	14	-	-	14	7	-	7
Health Infrastructure	37	-	-	37	32	-	32
Subtotal	17,234	137,497	2,551	157,282	16,363	119,271	135,634
Total	46,140	156,778	2,551	205,469	44,681	155,131	199,812

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

(ii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, issued guarantee commitments, debt securities, and ECL.

An analysis of the changes in the gross carrying amount of loans, exposure of loan commitments and issued guarantee commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan/ guarantee commitments as at Jan. 1, 2025	36,769,077	876,860	37,645,937
New loans, commitments and guarantees originated	582,449	-	582,449
Repayments	(131,993)	(3,193)	(135,186)
Movement in net transaction costs, fees, and related income through EIR method	37,829	5,966	43,795
Cancelled commitment	-	-	-
Foreign exchange movements	338,907	-	338,907
Transfer to stage 1	404,646	(404,646)	-
Transfer to stage 2	-	-	-
As at March 31, 2025	38,000,915	474,987	38,475,902

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2025	28,318	35,860	64,178
Additions	33	-	33
Change in risk parameters (1)	(157)	353	196
Change from lifetime (stage 2) to 12- month (stage 1) ECL	712	(16,932)	(16,220)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
Reversal of ECL allowance	-	-	-
As at March 31, 2025	28,906	19,281	48,187

(1)	The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2025	3,034,979	503,597	-	3,538,576
New loans and commitments originated	44,000	-	-	44,000
Repayments	(38,797)	(12,029)	-	(50,826)
Movement in net transaction costs, fees, and related income through EIR method	(12,204)	(989)	-	(13,193)
Derecognition	-	-	-	-
Cancelled commitment	-	-	-	-
Foreign exchange movements	36,699	62,284	-	98,983
Transfer to stage 1	-	-	-	-
Transfer to stage 2	-	-	-	-
Transfer to stage 3	-	(34,898)	34,898	-
As at March 31, 2025	3,064,677	517,965	34,898	3,617,540

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2025	16,363	119,270	-	135,633
Additions	15	-	-	15
Change in risk parameters (1)	856	22,346	-	23,202
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from lifetime (stage 2) ECL to lifetime (stage3) ECL	-	(4,119)	2,551	(1,568)
Reversal of ECL allowance	-	-	-	-
As at March 31, 2025	17,234	137,497	2,551	157,282
Total gross carrying amount of loans and exposure of loan commitments as at March 31, 2025	41,065,592	992,952	34,898	42,093,442
Total ECL allowance as at March 31, 2025	46,140	156,778	2,551	205,469

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from Post Model Adjustment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans and issued guarantee commitments

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan/ guarantee commitments as at Jan. 1, 2024	31,047,342	1,530,986	32,578,328
New loans, commitments and guarantees originated	6,721,414	-	6,721,414
Repayments	(1,190,845)	(49,913)	(1,240,758)
Movement in net transaction costs, fees, and related income through EIR method	(32,970)	135	(32,835)
Cancelled commitment	(41,002)	-	(41,002)
Foreign exchange movements	(339,210)	-	(339,210)
Transfer to stage 1	604,348	(604,348)	-
Transfer to stage 2	-	-	-
As at Dec. 31, 2024	36,769,077	876,860	37,645,937

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2024	32,804	153,923	186,727
Additions	3,718	-	3,718
Change in risk parameters (1)	(8,755)	(103,957)	(112,712)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	558	(14,106)	(13,548)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
Reversal of ECL allowance	(7)	-	(7)
As at Dec. 31, 2024	28,318	35,860	64,178

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates, for details please refer to section D3 ECL measurement in the Bank’s annual financial statements for the year ended Dec. 31, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2024	2,258,213	496,516	67,255	2,821,984
New loans and commitments originated	1,156,213	-	-	1,156,213
Repayments	(123,757)	(30,554)	-	(154,311)
Movement in net transaction costs, fees, and related income through EIR method	316	436	(170)	582
Derecognition	-	-	(67,085)	(67,085)
Cancelled commitment	(65,681)	(45,364)	-	(111,045)
Foreign exchange movements	(55,766)	(51,996)	-	(107,762)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	(134,559)	134,559	-	-
As at Dec. 31, 2024	3,034,979	503,597	-	3,538,576

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	7,429	25,180	62,751	95,360
Additions	1,683	-	-	1,683
Change in risk parameters (1)	8,179	77,055	-	85,234
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(758)	17,514	-	16,756
Reversal of ECL allowance	(170)	(478)	(62,751)	(63,399)
As at Dec. 31, 2024	16,363	119,271	-	135,634
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2024	39,804,056	1,380,457	-	41,184,513
Total ECL allowance as at Dec. 31, 2024	44,681	155,131	-	199,812

(1)

The change in the loss allowance is due to change in the Probability of Default, Loss Given Default and Exposure at Default used to calculate the expected credit loss for the loans. It also includes those changes resulting from methodology updates and Post Model Adjustment, for details please refer to section D3 ECL measurement in the Bank’s annual financial statements for the year ended Dec. 31, 2024.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2025	11,752,481	—	14,988	11,767,469
New debt securities	512,341	—	—	512,341
Accrual and amortization	10,550	—	134	10,684
Foreign exchange movements	558	—	—	558
Transfer to stage 1	—	—	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	—	—	—	—
Derecognition	(556,376)	—	(5,158)	(561,534)
As at March 31, 2025	11,719,554	—	9,964	11,729,518

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2025	4,970	—	14,010	18,980
Additions	135	—	—	135
Change in risk parameters	17	—	197	214
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 2) to lifetime (stage 3) ECL	—	—	—	—
Reversal of ECL allowance	(57)	—	(4,685)	(4,742)
As at March 31, 2025	5,065	—	9,522	14,587

(1)

The Bank held debt securities from three issuers that were assessed as “credit impaired” and downgraded to Stage 3. As at March 31, 2025, USD 9.52 million of ECL allowance has been provided for the debt securities.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit and other investment risks (Continued)

Credit quality analysis (Continued)

Debt securities

	Stage 1	Stage 2	Stage 3	Total
Debt securities as at Jan. 1, 2024	8,266,858	-	14,490	8,281,348
New debt securities	6,721,328	-	-	6,721,328
Accrual and amortization	65,926	-	498	66,424
Foreign exchange movements	(2,307)	-	-	(2,307)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	-	-	-	-
Transfer to stage 3	-	-	-	-
Derecognition	(3,299,324)	-	-	(3,299,324)
As at Dec. 31, 2024	11,752,481	-	14,988	11,767,469

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2024	1,224	-	13,759	14,983
Additions	1,819	-	-	1,819
Change in risk parameters	2,095	-	251	2,346
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 3) ECL	-	-	-	-
Reversal of ECL allowance	(168)	-	-	(168)
As at Dec. 31, 2024	4,970	-	14,010	18,980

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities does not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the three months ended March 31, 2025 (for the year ended Dec. 31, 2024: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

In June 2024, the Bank enhanced the methodology to assess the fair value hierarchy at security level. Please refer to below tables for the fair value hierarchy of the financial assets and liabilities as at Dec. 31, 2024 and Dec. 31, 2023 following the new method.

The Bank recognizes transfers in and transfers out of levels at the end of the reporting period during which the change has occurred.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	March 31, 2025		Dec. 31, 2024
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
- Loan investments, at amortized cost	27,363,906	27,956,889	26,637,065	27,310,079
- Debt securities, at amortized cost	11,714,931	11,722,117	11,748,489	11,647,162
- Paid-in capital receivables	215,787	215,062	234,336	233,504
Financial liabilities
- Borrowings	2,602,004	2,606,871	1,355,939	1,360,395

As at March 31, 2025, other than those disclosed above, the Bank’s balances of financial instruments are not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of debt securities held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at March 31, 2025
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,905,341	661,936	-	4,567,277
- Investments with equity participation	-	-	1,372,629	1,372,629
- Debt securities	7,330,514	3,315,614	-	10,646,128
- Investment operations fixed-income portfolio	195,972	55,892	-	251,864
Money Market Funds	-	488,913	-	488,913
Derivative assets	-	731,848	-	731,848
Total financial assets	11,431,827	5,254,203	1,372,629	18,058,659
Borrowings	-	(36,058,432)	-	(36,058,432)
Derivative liabilities	-	(926,709)	-	(926,709)
Total financial liabilities	-	(36,985,141)	-	(36,985,141)

As at Dec. 31, 2024
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	4,284,987	171,292	-	4,456,279
- Investments with equity participation	-	-	1,255,460	1,255,460
- Debt securities	7,194,609	1,382,394	-	8,577,003
- Investment operations fixed-income portfolio	204,264	45,935	-	250,199
Money Market Funds	-	318,474	-	318,474
Derivative assets	-	832,061	-	832,061
Total financial assets	11,683,860	2,750,156	1,255,460	15,689,476
Borrowings	-	(31,597,860)	-	(31,597,860)
Derivative liabilities	-	(1,175,585)	-	(1,175,585)
Total financial liabilities	-	(32,773,445)	-	(32,773,445)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value, therefore MMFs are classified as Level 2 instruments.

External Managers Program and debt securities have been valued either using the discounted cash flow method based on observable market input, or obtained from market price. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Quoted prices (unadjusted) in active markets are typical Level 1 inputs, while inputs other than quoted prices included within Level 1 that are observable for the asset and liability, either directly or indirectly, are typically Level 2 inputs.

In some situations, the inputs used to measure fair value might fall in different level of the fair value hierarchy. The level in the fair value hierarchy within which the fair value measurement falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. When unobservable inputs are significant to the fair value measurement, those financial instruments are to be categorized as level 3.

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the three months ended March 31, 2025 and the year ended Dec. 31, 2024.

Investments with equity participation:

	For the three months ended March 31, 2025	For the year ended Dec. 31, 2024
As at beginning of period/year	1,255,460	980,416
Additions	121,444	326,578
Return of capital contributions	(16,543)	(95,600)
Fair value gain, net	12,268	44,066
Total	1,372,629	1,255,460

The fair value gains or losses are attributable to the change in unrealized gains or losses relating to those financial assets held at the end of the reporting period. For the three months ended March 31, 2025, the realized gain arising from the Bank’s Level 3 financial assets amounted to USD5.63 million (for the three months ended March 31, 2024: USD6.93 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the three months ended March 31, 2025

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The fair value of the investments with equity participation is mainly based on an adjusted net assets method. To assess the fair value of the underlying assets of the equity investments, discounted cash flow valuation technique is mainly adopted. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows.

There has been no transfer in and/or out of Level 3 during the three months ended March 31, 2025 (for the year ended Dec. 31, 2024: none).